Exhibit 99.1

For additional information, contact:
T. Heath Fountain
Executive Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
QUARTERLY CASH DIVIDEND OF $0.03 PER SHARE

Albany, Ga. (November 16, 2011) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that its Board of Directors has declared a cash dividend of $0.03 per share.  The dividend will be paid on December 23, 2011, to stockholders of record as of December 9, 2011.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 23 full-service branch locations and 11 mortgage offices.  As of September 30, 2011, the Company reported total assets of approximately $1.1 billion and total stockholders' equity of approximately $124 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

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